Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG PHARMACEUTICALS, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2007

CAMBRIDGE, MA (February 21, 2008) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today reported unaudited consolidated financial results for the quarter and twelve months ended December 31, 2007.

As of December 31, 2007, the Company’s cash, cash equivalents, and investments totaled $286.8 million.  Revenues for the quarter ended December 31, 2007 were $0.4 million as compared to revenues of $0.6 million for the same period in 2006.  Revenues for each of the twelve-month periods ended December 31, 2007 and 2006 were approximately the same at $2.6 million.

Total operating costs and expenses for the quarter ended December 31, 2007 were $13.9 million as compared to $8.9 million for the same period in 2006, an increase of $5.0 million.  The increase in operating costs and expenses was primarily due to increased selling, general and administrative expenses and increased costs associated with the preparation and submission of the ferumoxytol New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA).  Total operating costs and expenses for the twelve months ended December 31, 2007 were $45.0 million as compared to $33.4 million for the same period in 2006, an increase of $11.6 million. The increase in operating costs and expenses was primarily due to increased selling, general and administrative expenses.

The Company reported a net loss of $9.7 million, or $0.57 per basic and diluted share, for the quarter ended December 31, 2007, as compared to a net loss of $7.4 million, or $0.60 per basic and diluted share, for the same period in 2006.  Net loss for the twelve months ended December 31, 2007 was $33.9 million, or $2.15 per basic and diluted share, as compared to a net loss of $28.6 million, or $2.47 per basic and diluted share, for the same period in 2006.

-more-

 “Our most significant achievement for 2007 was the December submission of our NDA to the FDA, and subsequent acceptance for filing this week, of ferumoxytol as an intravenous iron replacement therapeutic to treat iron deficiency anemia in patients with chronic kidney disease.  We expect a response from the FDA in late October 2008.  We were also very pleased to share the positive results from pooled Phase III trial data at the American Society of Hematology meeting in December, as well as additional safety data we released earlier this month from the ferumoxytol clinical development program.  These data are included in support of our NDA package for ferumoxytol,” commented Brian J.G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “We continue to make steady progress in building the necessary infrastructure to support the potential product launch of ferumoxytol in the U.S. in 2009,” concluded Dr. Pereira.

Corporate Highlights

Activities over the last several months included:

•                  Earlier this week, the Company announced that the NDA for ferumoxytol in CKD had been accepted for standard review by the FDA with an action date in late October 2008.  The Company is seeking marketing approval of ferumoxytol as an intravenous treatment of iron deficiency anemia in patients with CKD, including dialysis dependent and non-dialysis dependent patients.  The NDA was submitted in December 2007, and was supported by data from four Phase III studies, which consisted of three open-label, multi-center, randomized efficacy and safety clinical studies and a fourth double-blind, multi-center, randomized, placebo-controlled safety study.  The results of each of the three efficacy and safety studies demonstrated a statistically significant achievement of all primary and secondary endpoints.

•                  In January 2008, the Company released supplemental information from the ferumoxytol clinical development program regarding mortality rates, which showed that of the 31 deaths observed among a total of 2,074 subjects in the ferumoxytol clinical development program, none were considered to be related to ferumoxytol treatment.  In addition, the incidence of deaths following ferumoxytol treatment was lower than following oral iron treatment.  Furthermore, in the Company’s three open-label, multi-center, randomized Phase III efficacy and safety clinical studies, the overall incidences of adverse events and serious adverse events occurring after study treatment were both lower following ferumoxytol treatment than following oral iron treatment.

•                  In December 2007, the Company presented positive Phase III ferumoxytol results at the American Society of Hematology meeting held in Atlanta, GA, in a poster entitled, “Treatment of Iron-Deficiency Anemia with IV Ferumoxytol in CKD Patients: Efficacy Compared with Oral Iron across Different Age Groups.”  The poster presented pooled results from a total of 885 dialysis dependent and non-dialysis dependent patients with CKD across the Company’s three open-label, multi-center, randomized Phase III efficacy and safety clinical studies stratified by age group.  The results demonstrated a statistically significant achievement of the primary endpoint, which was the mean change in hemoglobin from baseline at Day 35, in patients receiving ferumoxytol compared to patients receiving oral iron across all age categories.

•                  In December 2007, the Company’s European partner, Guerbet S.A. of France, announced that it withdrew its European marketing authorization application (MAA) for Sinerem due to an opinion by the Committee for Medicinal Products for Human Use that the Phase III data presented by Guerbet in the MAA did not provide sufficient statistical demonstration of the efficacy of Sinerem.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a webcast and conference call today at 4:30 pm ET to discuss the Company’s financial results and condition, business highlights and development programs.

To access the conference call via telephone, please dial (877) 412-6083 from the United States or (706) 902-1303 for international access.  A telephone replay will be available from approximately 7:30 p.m. ET on February 21, 2008 through February 23, 2008.  To access a replay of the conference call, dial (800) 642-1687 from the United States or (706) 645-9291 for international access.  The passcode for both replay numbers is 34933555.

An audio webcast of the earnings call will be available through the Investors section of the Company’s website at www.amagpharma.com.  A replay of the webcast will also be available from approximately 7:30 p.m. ET on February 21, 2008, through March 21, 2008.

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol, the Company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease patients.  The Company has released data on all four planned Phase III clinical trials of ferumoxytol as an intravenous iron replacement therapeutic in chronic kidney disease patients.  The Company submitted an NDA for marketing approval of ferumoxytol with the FDA in December 2007 and it was accepted for filing in February 2008.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained in this press release that do not describe historical facts, including but not limited to, statements that we are making steady progress in building the infrastructure to support the product launch of ferumoxytol in the U.S. in 2009, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include the following: (1) the possibility that we may not be able to obtain the necessary regulatory approvals in order to market and sell ferumoxytol, or we may not obtain such approvals in a timely manner due to deficiencies in the design or oversight by us of these trials, the failure of our trials to demonstrate that ferumoxytol is safe and efficacious, or any other factor causing an increase in expenses, a delay and/or a negative effect on the results of the clinical studies or the prospects of regulatory approval for ferumoxytol; (2) the fact that we have limited sales and marketing expertise; (3) uncertainties regarding our ability to successfully compete in the intravenous iron replacement market; (4) uncertainties regarding our ability to obtain favorable coverage, pricing and reimbursement for ferumoxytol, if approved; (5) uncertainties regarding our ability to manufacture sufficient quantities of ferumoxytol to meet demand, if approved; (6) uncertainties relating to our patents and proprietary rights; and (7) other risks identified in our Securities and Exchange Commission filings. We caution readers not to place undue reliance on any forward-looking statements which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals, Inc.

(unaudited, amounts in thousands, except for per share data)

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Revenues:	$391	$619	$2,552	$2,628

Costs and expenses (1):
Cost of product sales	23	287	320	438
Research and development	7,203	6,393	24,236	24,617
Selling, general and administrative	6,682	2,197	20,396	8,347
Total costs and expenses	13,908	8,877	44,952	33,402

Operating Loss	(13,517)	(8,258)	(42,400)	(30,774)

Interest income	3,793	818	12,506	2,219
Litigation settlement	—	—	(4,000)	—
Loss on disposal of fixed assets	—	—	—	(35)

Net loss	$(9,724)	$(7,440)	$(33,894)	$(28,590)

Loss per share - basic and diluted:	$(0.57)	$(0.60)	$(2.15)	$(2.47)

Weighted average shares outstanding used to compute loss per share:
Basic and diluted	16,916	12,383	15,777	11,594

(1) Stock-based compensation expenses included in costs and expenses amounted to approximately:
Research and development	$653	$442	$1,936	$1,071
Selling, general and administrative	1,770	106	6,246	2,223

Condensed Consolidated Balance Sheets

	12/31/2007	12/31/2006

Cash, cash equivalents, short-term and long-term investments	$286,807	$156,059
Working capital	$282,196	$149,474
Total assets	$294,851	$162,342
Total stockholders’ equity	$285,954	$152,277

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